UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2006, Arrabelle at Vail Square, LLC ("Arrabelle"), a wholly-owned subsidiary of Vail Resorts, Inc. (the "Company") entered into a Construction Loan Agreement (the "Agreement") in the amount of up to $175 million with U.S. Bank National Association ("U.S. Bank"), as administrative agent and U.S. Bank and Wells Fargo, N.A., as joint lead arrangers. Borrowings under the Agreement are non-revolving and must be used for the payment of certain costs associated with the construction and development of Arrabelle at Vail Square, a residential development consisting of 67 luxury condominium units, a 36-room RockResorts Hotel, approximately 33,000 square feet of retail and restaurant space, a spa, private membership club and skier services facilities. The Agreement matures on August 1, 2008, and principal payments are due at maturity, with certain pre-payment requirements, including upon the closing of the condominium units. Arrabelle has the option to extend the term of the Agreement for six months, subject to certain requirements. Borrowings under the Agreement bear interest annually at Arrabelle's option at the rate of (i) LIBOR plus a margin of 1.45% or (ii) the greater of the (a) administrative agent's prime commercial lending rate or (b) the Federal Funds Rate in effect on that day as announced by the Federal Reserve Bank of New York, plus 0.5%. Interest is payable monthly in arrears. The Agreement provides for affirmative and negative covenants that restrict, among other things, Arrabelle's ability to dispose of assets, transfer or pledge its equity interest, incur indebtedness and make investments or distributions. The Agreement contains non-recourse provisions to the Company with respect to repayment, whereby under event of default, U.S. Bank has recourse only against Arrabelle's assets and as provided for below. U.S. Bank does not have recourse against assets held by the Company or The Vail Corporation ("Vail"), a wholly-owned subsidiary of the Company. All assets of Arrabelle are provided as collateral under the Agreement.

In connection with the Agreement, the Company and Vail each entered into completion guarantees, pursuant to which each of the Company and Vail guarantees the completion of the construction of the project (but not the repayment of any amounts drawn under the Agreement). However, Vail could be responsible to pay damages to U.S. Bank under very limited circumstances. If either the Company or Vail is required to perform Arrabelle's obligation to complete the project, U.S. Bank will make available to the Company or Vail any undisbursed commitments under the Agreement for the completion of construction and development of Arrabelle at Vail Square.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2006		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Vice President and Chief Financial Officer